Exhibit 10.9

CONTRIBUTION AGREEMENT
by and among
CoreSite Realty Corporation
CoreSite, L.P.
and
the parties listed as “Contributors” on Exhibit A hereto
Dated as of _________, 2010

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EXHIBIT LIST

SECTION FIRST
EXHIBITS		REFERENCED
A	Contributors’ Properties, Partnerships and Allocable Share	Preamble
B	Form of Contribution and Assumption Agreement	1.1
C	Representations, Warranties and Indemnities of Contributor	Recital E
D	OP Unit Consideration	1.3
E	Form of Registration Rights Agreement	2.4(a)
F	Form of Lock-up Agreement	2.4(b)
G	Form of Pledge Agreement	Exhibit C
H	Form of Tax Protection Agreement	2.3(b)

SCHEDULES
1.2	Existing Loans	1.2
1.2(c)	Letters of Credit	1.2(c)

APPENDICES
A	Disclosure Schedule	3.3
B	Form of Articles of Amendment and Restatement	Exhibit C
C	Form of Amended and Restated Bylaws	Exhibit C
D	Form of Amended and Restated Agreement of Limited Partnership	Recital D

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CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT (including all exhibits, hereinafter referred to as this “Agreement”) is made and entered into as of ___, 2010 (the “Effective Date”) by and among CoreSite, L.P., a Delaware limited partnership (the “Operating Partnership”), CoreSite Realty Corporation Inc., a Maryland corporation (the “Company”), and the entities listed on Exhibit A hereto (each referred to herein as a “Contributor,” and collectively as the “Contributors.”)
RECITALS
     A. The Operating Partnership desires to consolidate the ownership of a portfolio of properties set forth on Exhibit A hereto (the “Properties”) through a series of transactions (the “Formation Transactions”) whereby the Operating Partnership will acquire the interests in certain limited partnerships and limited liability companies set forth on Exhibit A (such limited partnerships and limited liability companies, each a “Partnership” and collectively, the “Partnerships”), which currently own, lease and/or manage, directly or indirectly, the Properties.
     B. The Formation Transactions relate to the proposed initial public offering (the “Public Offering”) of the common stock (“Common Stock”) of the Company, which will operate as a self-administered and self-managed real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”) and which is the sole general partner of the Operating Partnership.
     C. Each Contributor owns interests in the Partnerships set forth opposite such Contributor’s name on Exhibit A, which Partnerships own or hold, directly or indirectly, fee or leasehold interests in the properties set forth on Exhibit A. As used herein, “Partnership Agreement” means the respective partnership agreement or limited liability company agreement, as applicable, under which each Partnership was formed (including all amendments or restatements).
     D. Each Contributor desires to, and the Operating Partnership desires such Contributor to, contribute to the Operating Partnership all of such Contributor’s right, title and interest, free and clear of all Liens (as defined in Exhibit C), as a partner or member in each of the Partnerships set forth opposite such Contributor’s name on Exhibit A, including, without limitation, all of such Contributor’s voting rights and interests in the capital, profits and losses of such Partnerships or any property distributable therefrom, constituting all of its interests in and to such Partnerships (such right, title and interest in and to the Partnerships are hereinafter collectively referred to as the “Partnership Interests”), in exchange for common units in the Operating Partnership representing a fractional, undivided share of the limited partnership interests therein (“OP Units”) having the rights, preferences and privileges that are set forth in the Amended and Restated Agreement of Limited Partnership of the Operating Partnership attached as Appendix D hereto.
     NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS OF AGREEMENT
ARTICLE 1.

CONTRIBUTION OF PARTNERSHIP INTERESTS
AND EXCHANGE FOR PARTNERSHIP UNITS
     Section 1.1 Contribution of Partnership Interests. At the Closing (as defined in Section 2.2 below) and subject to the terms and conditions contained in this Agreement, each Contributor shall contribute, transfer, assign, convey and deliver to the Operating Partnership, free and clear of all Liens (other than Liens that will be released upon consummation of the Public Offering and the other related debt financing transactions contemplated thereby), all of such Contributor’s right, title and interest to the Partnership Interests held by such Contributor. The contribution and assumption of each Contributor’s Partnership Interests shall be evidenced by a Contribution and Assumption Agreement in substantially the form of Exhibit B attached hereto (the “Contribution and Assumption Agreement”). The parties shall take such additional actions and execute such additional documentation as may be required by each relevant Partnership Agreement and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, the contemplated form of which is attached as Appendix D (the “OP Agreement”) in order to effect the transactions contemplated hereby. Additionally, the Contributors, the Operating Partnership and the Company agree that, from and after the Closing, the Contributors shall no longer be members or limited partners or, if applicable, a managing member or general partner of any Partnership, and after the Closing shall have no obligations or responsibilities as a member, limited partner, managing member or general partner, as applicable, under any Partnership Agreement.
     Section 1.2 Existing Loans and Letters of Credit.
          (a) Certain Properties are encumbered with certain financings as described on Schedule 1.2 (each an “Existing Loan” and collectively the “Existing Loans”). Such notes, deeds of trust and all other documents or instruments evidencing or securing such Existing Loans, including any financing statements, guarantees, and any amendments, modifications and assignments of the foregoing, shall be referred to, collectively, as the “Existing Loan Documents.” Each Existing Loan shall be considered a “Permitted Encumbrance” for purposes of this Agreement. With respect to each Existing Loan that is designated on Schedule 1.2 as an “Assumed Loan”, each shall remain outstanding following the closing (subject to obtaining prior to the Closing, any necessary consents from the holder of each mortgage or deed of trust related to such Assumed Loan (in each case a “Lender” and collectively the “Lenders”)) ; provided, however, that the Operating Partnership may nonetheless, in its sole discretion, cause any Assumed Loan to be refinanced or repaid after the Closing. With respect to each Existing Loan that is designated on Schedule 1.2 as a “Refinanced Loan”, the Operating Partnership shall cause such Refinanced Loan to be refinanced or repaid in connection with the Closing. In addition, at or before the Closing, the Contributors shall have caused each Lender related to the Assumed Loans to have released the Contributors and each of their affiliates (other than the Partnerships or their subsidiaries) from any liability in respect of obligations first arising on or after the Closing Date pursuant to any recourse obligations, guarantees, indemnification agreements, letters of credit posted as security or other similar obligations under the respective Existing Loan Documents. From and after the Closing and until such time as each Existing Loan has been refinanced or repaid in full, or each Lender has otherwise agreed in writing to release the Contributors and each of their affiliates (other than the Partnerships or their subsidiaries) from any further liability in respect of obligations pursuant to any recourse obligations, guarantees, indemnification agreements, letters of credit posted as security or other similar obligations under the Existing Loan Documents, the Operating Partnership shall indemnify the Contributors, and each of their affiliates (other than the Partnerships or their subsidiaries) in respect of any such further liabilities that have not been so released.

          (b) In connection with the assumption of each Assumed Loan at the Closing or refinancing or payoff of each Refinanced Loan at or after the Closing, as applicable, the Operating Partnership shall bear and be responsible for any assumption fee or prepayment premium assessed by the applicable Lender and associated with such assumption, refinancing or payoff prior to maturity, as applicable, and any other reasonable fee, charge, legal fees, cost or expense incurred by or on behalf of any Contributor in connection therewith (collectively, “Existing Loan Fees”), and shall indemnify and hold harmless each Contributor from and against any liability under the Existing Loans arising from and after the Closing (including by reason of the failure to have obtained any necessary consents from each applicable Lender prior to Closing) and any Existing Loan Fees. Nothing contained in this Agreement shall preclude the Operating Partnership from reducing or increasing the indebtedness secured by the Partnership Interests below or above the amount outstanding on the Existing Loans in connection with any refinancing which may occur concurrently with, or after, Closing. The Contributors acknowledge that they shall each be obligated to use commercially reasonable efforts (at no cost or expense to the Contributors) along with the Operating Partnership in seeking to obtain approval of the assumption of an Existing Loan or in beginning the process for any refinancing or payoff of an Existing Loan (such as, without limitation, requesting a payoff statement from the holder(s) of such Existing Loan), as applicable.
          (c) Attached as Schedule 1.2(c) is a list of certain letters of credit that were issued under facilities established by an affiliate of one or more of the Contributors. Upon the closing of the Public Offering and the related debt financing transactions, the Operating Partnership shall take such actions as are necessary to replace such letters of credit with letters of credit issued under a facility establish by the Operating Partnership. In the event that the beneficiary of any of the letters of credit listed on Schedule 1.2(c) has not released such letter of credit as of the date of the Public Offering (each, an “Unreleased LC”), the Operating Partnership shall deliver to the Contributor whose affiliate established the facility under which such Unreleased LC was distributed a “backstop” letter of credit in the same amount and having the same term as the Unreleased LC (including any applicable “evergreen” provision), which backstop letter of credit may be drawn upon in the event that the Unreleased LC is drawn upon for any reason after the Closing. The Operating Partnership shall continue following the closing to use reasonable efforts to replace the Unreleased LC and upon the release and return of such Unreleased LC, the applicable Contributor shall return the related backstop LC.
     Section 1.3 Consideration and Exchange of Equity. The Operating Partnership shall, in exchange for the Partnership Interests, transfer to the Contributors the total number of OP Units set forth in Exhibit D (the “OP Unit Consideration”), as follows:
          (a) First, to Carlyle MPT Property Owner, L.L.C. a number of OP Units (the “MPT Redemption Amount”) equal to the sum of (i) (A) the difference, if positive, between (1) the greater of (I) $21,000,000 and (II) an amount equal to an internal rate of return (as defined in that certain Fourth Amended and Restated Limited Liability Company Agreement of Carlyle MPT Property Owner, L.L.C. (the “MPT LLC Agreement”), dated as of January 1, 2008, between Carlyle MPT Holdings, L.L.C. and WHSF Nevada, LLC (“WHSF”)) on $15,000,000 equal to thirteen and one-half percent (13.5%) and (2) the aggregate amount of all payments received by WHSF on account of WHSF’s capital contribution of $15,000,000 to Carlyle MPT Property Owner, L.L.C. pursuant to the MPT LLC Agreement on or prior to the IPO Closing (as defined in Section 2.2 below), plus (B) all other amounts (if any) due and payable to WHSF, pursuant to the MPT LLC Agreement, as of the IPO Closing; divided by (ii) the initial offering price per share of Common Stock in the Public Offering (net of any underwriting discount).
          (b) Second, to each Contributor, as set forth in Exhibit D.
     The parties acknowledge that the transfer of OP Units to each Contributor shall be evidenced by either an amendment to the OP Agreement (“Amendment”) or by certificates relating to such OP Units

(“OP Unit Certificates”), as determined by the Operating Partnership. The parties shall take such additional actions and execute such additional documentation as may be required by the relevant Partnership Agreements, the OP Agreement and/or the organizational documents of the Company in order to effect the transactions contemplated hereby.
     Section 1.4 Purchase of OP Units by the Company.
          (a) Immediately following the IPO Closing (as defined in Section 2.2 below), the Company shall purchase from each Contributor, and each Contributor shall sell and transfer to the Company, free and clear of all liens, all of such Contributor’s right, title and interest to the number of OP Units set forth in the appropriate column next to such Contributor’s name on Exhibit D for an aggregate price equal to the product of (x) the number of OP Units sold by such Contributor to the Company pursuant to this Section 1.4(a) multiplied by (y) the initial offering price per share of Common Stock in the Public Offering (net of any underwriting discount).
          (b) In the event that the underwriters of the Public Offering exercise their overallotment option at any time following or contemporaneous with the consummation of the Public Offering in accordance with the terms specified in [that certain Underwriting Agreement, dated as of [___], 2010, executed by and between the Company and [the underwriters]], immediately following the consummation of the sale of the shares of Common Stock contemplated by such overallotment option, the Company shall purchase from each Contributor, and each Contributor shall sell and transfer to the Company, free and clear of all liens, all of such Contributor’s right, title and interest to the number of OP Units set forth in the appropriate column next to such Contributor’s name on Exhibit D for an aggregate price equal to the product of (x) the number of OP Units sold by such Contributor to the Company pursuant to this Section 1.4(b) multiplied by (y) the initial offering price per share of Common Stock in the Public Offering (net of any underwriting discount).
     Section 1.5 Tax Treatment.
          (a) Any transfer, assignment and exchange by a Contributor effectuated pursuant to this Agreement shall constitute a “Capital Contribution” by the applicable Contributor to the Operating Partnership pursuant to Article [4] of the OP Agreement and is intended to be governed by Section 721(a) of the Code.
          (b) The Contributors and the Operating Partnership agree to the tax treatment described in this Section 1.5, and the Operating Partnership and the Contributors shall file their respective tax returns consistent with the above-described transaction structures.
     Section 1.6 Term of Agreement. If the Closing does not occur by [___], 2010 (the “Termination Date”), this Agreement shall be deemed terminated and shall be of no further force and effect and no party hereto shall have any further obligations hereunder.
ARTICLE 2.
CLOSING
     Section 2.1 Conditions Precedent.
          (a) The obligations of the Operating Partnership to effect the transactions contemplated hereby shall be subject to the following conditions (it being understood that, without limiting any covenants or obligations expressed elsewhere in this Agreement, the provisions of this

Section 2.1(a) shall only be conditions to Closing and shall not independently create any additional covenants or representations and warranties on the part of any Contributor):
               (i) The representations and warranties of each Contributor contained in this Agreement shall have been true and correct in all material respects (except for such representations and warranties that are qualified by materiality or “Material Adverse Effect” (which, as used herein, means a material adverse effect on the assets, business, financial condition or results of operation of the Operating Partnership taken as a whole (on a pro forma basis assuming the consummation of the transactions contemplate hereby) or, if applicable, the applicable party hereto), which representations and warranties shall have been true and correct in all respects) on the date such representations and warranties were made and shall be true and correct in the manner described above on the Pre-Closing Date (as defined in Section 2.2. below) as if made at and as of such date;
               (ii) The obligations of each Contributor contained in this Agreement shall have been duly performed on or before the Pre-Closing Date and no such Contributor shall have breached any of such Contributor’s covenants contained herein in any material respect;
               (iii) Each Contributor shall have executed and delivered to the Operating Partnership the documents required to be delivered pursuant to Sections 2.3 and 2.4 hereof;
               (iv) [The Contributors shall have delivered to the Operating Partnership any consents or approvals of any Governmental Entity (as defined in Exhibit C) or third parties (including, without limitation, any Lenders and lessors) set forth on Schedule 2.3 to the Disclosure Schedule (as defined in Section 3.3 below)];
               (v) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending or threatened;
               (vi) The Company’s registration statement on Form S-11 to be filed after the date hereof with the Securities and Exchange Commission (the “SEC”) shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order; and
               (vii) The IPO Closing (as defined in Section 2.2 below) shall be occurring simultaneously with the Closing (or the Closing shall occur prior to, but conditioned upon the immediate subsequent occurrence of, the IPO Closing).
     Any or all of the foregoing conditions may be waived by the Operating Partnership in its sole and absolute discretion.
          (b) The obligations of the Contributors to effect the transactions contemplated hereby shall be subject to the following conditions (it being understood that, without limiting any covenants or obligations expressed elsewhere in this Agreement, the provisions of this Section 2.1(b) shall only be conditions to Closing and shall not independently create any additional covenants or representations and warranties of the Operating Partnership):
               (i) The representations and warranties of each of the Operating Partnership and the Company contained in this Agreement shall have been true and correct in all material respects

(except for such representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall have been true and correct in all respects) on the date such representations and warranties were made and shall be true and correct on the Pre-Closing Date as if made at and as of such date;
               (ii) The obligations of each of the Operating Partnership and the Company contained in this Agreement shall have been duly performed on or before the Pre-Closing Date and neither the Operating Partnership nor the Company shall have breached any of their respective covenants contained herein in any material respect;
               (iii) The Company and the Operating Partnership shall each have executed and delivered to the Contributors the documents required to be delivered pursuant to Sections 2.3 and 2.4 hereof;
               (iv) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending or threatened;
               (v) The Company’s registration statement on Form S-11 to be filed after the date hereof with the SEC shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order; and
               (vi) The IPO Closing shall be occurring simultaneously with the Closing (or the Closing shall occur prior to, but conditioned upon the immediate subsequent occurrence of, the IPO Closing).
     Section 2.2 Time and Place; Pre-Closing, Closing and IPO Closing. The date, time and place of the consummation of the transactions contemplated hereunder (the “Closing” or “Closing Date”) shall occur concurrently with (or prior to, but conditioned upon the immediate subsequent occurrence of) the IPO Closing. Notwithstanding the foregoing, the Pre-Closing (as defined below) shall take place on the date that the Operating Partnership designates after fulfillment of all of the conditions under Section 2.1, other than the conditions set forth in Sections 2.1(a)(vii) and 2.1(b)(vi) (collectively, the “Pre-Closing Conditions”), with two (2) days prior written notice to the Contributors, at 10:00 a.m. in the office of Latham & Watkins LLP, 555 11th Street, NW, Suite 1000, Washington, DC 20004 (the “Pre-Closing Date”). On the Pre-Closing Date, each of the Operating Partnership, the Company and the Contributors shall acknowledge and agree that all of the Pre-Closing Conditions have been satisfied and waive any rights with respect to such conditions. The date, time and place of the consummation of the Public Offering, which shall occur concurrently with or immediately following the Closing, shall be referred to herein as the “IPO Closing.”
     Section 2.3 Pre-Closing Deliveries. On the Pre-Closing Date, the parties shall enter into an escrow agreement with [ ] (in such capacity, the “Escrow Agent”) in a form reasonably approved by all parties, and shall make, execute, acknowledge and deliver into escrow with the Escrow Agent the legal documents and other items (collectively the “Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith. Such execution, acknowledgment and delivery into escrow of the Closing Documents shall be referred to herein as the “Pre-Closing.” The Closing Documents and other items to be delivered into escrow at the Pre-Closing shall include, without limitation, the following:

          (a) The Contribution and Assumption Agreement in the form attached hereto as Exhibit B;
          (b) A tax protection agreement, in the form attached hereto as Exhibit H;
          (c) The OP Agreement in the form attached hereto as Appendix D.;
          (d) The Amendment, OP Unit Certificates and/or other evidence of the transfer of OP Units to the Contributors and the subsequent transfer by each such Contributor of the OP Units to be sold by such Contributor to the Company as provided by Section 1.3;
          (e) An affidavit from each Contributor stating, under penalty of perjury, the Contributor’s United States Taxpayer Identification Number and that the Contributor is not a foreign person pursuant to Section 1445(b)(2) of the Code;
          (f) An IRS Form W-9 from each Contributor;
          (g) Any other documents that are in the possession of any Contributor or their affiliates which are reasonably necessary or desirable to assign, transfer, convey, contribute and deliver each Contributor’s Partnership Interests free and clear of all Liens and effectuate the transactions contemplated hereby;
          (h) The Operating Partnership and the Company, on the one hand, and each Contributor, on the other hand, shall provide to the other a certification regarding the accuracy in all material respects of each of their respective representations and warranties herein and in this Agreement as of such date (except for such representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall be certified as being accurate in all respects);
          (i) All documents reasonably required by a Lender in connection with the assumption or prepayment of an Existing Loan at or prior to Closing, duly executed by the applicable party; and
          (j) An assignment of Excluded Assets to achieve the distributions contemplated under Section 1.2.
     Additionally, on the Pre-Closing Date, the parties shall execute and deliver to the Escrow Agent binding escrow instructions, in a form reasonably approved by all parties, acknowledging that all Pre-Closing Conditions have been met or waived and instructing the Escrow Agent to hold the Closing Documents in escrow until the conditions set forth in Sections 2.1(a)(vii) and 2.1(b)(vi) have occurred.
     Section 2.4 IPO Closing Deliveries. At the IPO Closing, (i) the Closing Documents shall be released from escrow and delivered to the applicable parties, and the Closing shall be deemed to have occurred (if such Closing has not otherwise occurred immediately prior thereto), and (ii) the parties shall make, execute, acknowledge and deliver, the legal documents and other items (collectively the “IPO Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith, which IPO Closing Documents and other items shall include, without limitation, the following:

          (a) The Registration Rights Agreement, signed by or on behalf of each Contributor, certain other parties and the Company, substantially in the form attached hereto as Exhibit E; and
          (b) Lock-up Agreements, signed by or on behalf of each Contributor, each such Lock-up Agreement to be substantially in the form attached hereto as Exhibit F, and which shall have been executed and delivered concurrently with the execution and delivery of this Agreement.
     Section 2.5 Closing Costs. The Operating Partnership shall be responsible for any and all out-of-pocket costs incurred by the Company, the Operating Partnership or the Contributors in connection with the transactions contemplated hereby or the Public Offering, including without limitation (i) any and all documentary transfer, stamp, filing, recording, conveyance, intangible, sales and other taxes incurred in connection with the transactions contemplated hereby, (ii) all escrow fees and costs, (iii) [the costs of any title policy, surveys, appraisals, environmental, physical and financial audits and the costs of any other examinations, inspections or audits of the Property that may be requested or required by the underwriters of the Public Offering], (iv) any and all assumption, prepayment or other fees, penalties or amounts due and payable in connection with the discharge and satisfaction or the assumption of any Existing Loan, (v) any costs associated with any new financing, including any application and commitment fees or the costs of such new lender’s other requirements, (vi) its own, the Company’s and the Contributors’ attorneys’ and advisors’ fees, charges and disbursements incurred in connection with the transactions contemplated hereby and the Public Offering, and (vii) any out-of-pocket costs or fees associated with any third-party approvals or deliverable items, including, without limitation, estoppels, consents, waivers, assignments and assumptions. The Contributors shall be responsible for any withholding taxes required to be paid and/or withheld in respect of the Contributors at Closing as a result of the Contributors’ tax status. The provisions of this Section 2.5 shall survive the Closing.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES AND INDEMNITIES
     Section 3.1 Representations and Warranties with Respect to the Operating Partnership. The Operating Partnership and the Company hereby jointly and severally represent and warrant to each Contributor with respect to the Operating Partnership that:
          (a) Organization; Authority. The Operating Partnership has been duly formed and is validly existing under the laws of the jurisdiction of its formation and is and at the effective time of the Public Offering and at the Closing shall be classified as a partnership, and not a publicly traded partnership taxable as a corporation, for federal income tax purposes, and has all requisite power and authority to enter this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and own, lease or operate its property and to carry on its business as described in the Prospectus (as defined in Exhibit C) and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.
          (b) Due Authorization. The execution, delivery and performance of this Agreement by the Operating Partnership have been duly and validly authorized by all necessary action of the Operating Partnership. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, each enforceable against the Operating Partnership in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

          (c) Consents and Approvals. Assuming the accuracy of the representations and warranties of the Contributors made hereunder and except in connection with the Public Offering, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except any of the foregoing that shall have been satisfied prior to the Closing Date or the IPO Closing, as applicable, and except for those consents, waivers and approvals or authorizations, the failure of which to obtain would not have a Material Adverse Effect.
          (d) Partnership Matters. The OP Units, when issued and delivered in accordance with the terms of this Agreement for the consideration described herein, will be duly and validly issued, and free of any Liens other than any Liens arising through one or both of the Contributors. Upon such issuance, each Contributor will be admitted as a limited partner of the Operating Partnership. At all times prior to the execution of this Agreement, the Operating Partnership had no material assets, debts or liabilities of any kind.
          (e) Non-Contravention. Assuming the accuracy of the representations and warranties of the Contributors made hereunder, none of the execution, delivery or performance of this Agreement, any agreement contemplated hereby and the consummation of the contribution transactions contemplated hereby and thereby will (A) result in a default (or an event that, with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in any loss of any material benefit, pursuant to any material agreement, document or instrument to which the Operating Partnership or any of its properties or assets may be bound, or (B) violate or conflict with any judgment, order, decree or law applicable to the Operating Partnership or any of its properties or assets; provided in the case of (A) and (B), unless any such default, violation or conflict would not have a Material Adverse Effect on the Operating Partnership.
          (f) No Litigation. There is no action, suit or proceeding pending or, to the Operating Partnership’s knowledge, threatened against the Operating Partnership that, if adversely determined, would have a Material Adverse Effect or would have a material adverse effect on the Operating Partnership’s ability to consummate the transactions contemplated hereby.
          (g) No Prior Business. Since the date of its formation, the Operating Partnership has not conducted any business, nor has it incurred any liabilities or obligations (direct or indirect, present or contingent), in each case except in connection with the Formation Transactions and the Public Offering and as contemplated under this Agreement.
          (h) No Broker. Neither the Operating Partnership nor any of its officers, directors or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any person or firm other than [___] which will result in the obligation of any Contributor or any of their respective affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with transactions contemplated by the Agreement.
     Section 3.2 Representations and Warranties with Respect to the Company. The Operating Partnership and the Company hereby jointly and severally represent and warrant to each Contributor with respect to the Company that:
          (a) Organization; Authority. The Company has been duly formed and is validly existing under the laws of the jurisdiction of its formation, and has all requisite power and authority to enter into this Agreement and to own, lease or operate its property and to carry on its business as described in the Prospectus and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.
          (b) Due Authorization. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized by all necessary action of the Company. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Company pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company, each enforceable against the Company in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.
          (c) Consents and Approvals. Assuming the accuracy of the representations and warranties of the Contributors made hereunder and except in connection with the Public Offering, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement by the Operating Partnership or the Company and the transactions contemplated hereby, except any of the foregoing that shall have been satisfied prior to the Closing Date or the IPO Closing, as applicable, and except for those consents, waivers and approvals or authorizations, the failure of which to obtain would not have a Material Adverse Effect.
          (d) Non-Contravention. Assuming the accuracy of the representations and warranties of the Contributors made hereunder, none of the execution, delivery or performance of this Agreement by the Operating Partnership or the Company, any agreement contemplated hereby and the consummation of the contribution transactions contemplated hereby and thereby will (A) result in a default (or an event that, with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in any loss of any material benefit, pursuant to any material agreement, document or instrument to which the Company or any of its properties or assets may be bound or (B) violate or conflict with any judgment, order, decree, or law applicable to the Company or any of its properties or assets; provided in the case of (A) and (B), unless any such default, violation or conflict would not have a Material Adverse Effect.
          (e) Common Stock. Upon issuance thereof, the Common Stock issuable in exchange for the OP Units upon the redemption of such OP Units in accordance with terms of the OP Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and not subject to preemptive or similar rights created by statute or any agreement to which the Company is a party or by which it is bound.
          (f) No Litigation. There is no action, suit or proceeding pending or, to the Company’s knowledge, threatened against the Company that, if adversely determined, would have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.
          (g) No Prior Business. Since the date of its formation, the Company has not conducted any business, nor has it incurred any liabilities or obligations (direct or indirect, present or contingent), in each case except in connection with the Formation Transactions and the Public Offering and as contemplated under this Agreement.
          (h) No Broker. Neither Company nor any of its officers, directors or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any person or firm other than [___] which will result in the obligation of any Contributor or any of its respective affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with transactions contemplated by the Agreement.
     Except as set forth in Section 3.1 and this Section 3.2, neither the Operating Partnership nor the Company makes any representation or warranty of any kind, express or implied, and each Contributor acknowledges that it has not relied upon any other such representation or warranty.
     Section 3.3 Representations and Warranties of the Contributors. Each Contributor severally, and not jointly, represents and warrants to the Operating Partnership and the Company as provided in Exhibit C attached hereto (subject to qualification by the disclosures in the disclosure schedule attached hereto as Appendix A (the “Disclosure Schedule”), and acknowledges and agrees to be bound by the indemnification provisions contained therein.
     Section 3.4 Indemnification. From and after the Closing Date and in accordance with the procedures described in Section 3.4 of Exhibit C hereto, mutatis mutandis, the Operating Partnership and the Company jointly and severally shall indemnify, hold harmless and defend each Contributor and its respective directors, officers, managers, members, partners and employees, as well as its affiliates (each of which is an “Indemnified Contributor Party”) from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative, judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) arising out of or related to, or asserted against, imposed upon or incurred by the Indemnified Contributor Party, to the extent resulting from: (i) any breach of a representation, warranty or covenant of the Operating Partnership or the Company contained in this Agreement or any Schedule, Exhibit, certificate or affidavit, or any other document delivered pursuant hereto or thereto, and (ii) all fees, costs and expenses of the Operating Partnership and the Company in connection with the transactions contemplated by this Agreement.
ARTICLE 4.
COVENANTS
     Section 4.1 Covenants of the Contributors.
          (a) From the date hereof through the Closing, and except in connection with the Formation Transactions, no Contributor shall, without the prior written consent of the Operating Partnership:
               (i) Sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of its interest in the Partnership Interests or all or any portion of its interest in the Properties; or
               (ii) Except as otherwise disclosed in the Disclosure Schedule, mortgage, pledge or encumber all or any portion of its Partnership Interests or any of the Properties.
          (b) From the date hereof through the Closing, and except in connection with the Formation Transactions, each Contributor shall, to the extent within its control, conduct each Partnership’s business in the ordinary course of business consistent with past practice, and shall, to the extent within its control and consistent with its obligations under each such Partnership’s operating agreements, not permit any Partnership, without the prior written consent of the Operating Partnership, to:
               (i) Enter into any material transaction not in the ordinary course of business with respect to the Properties;

               (ii) Except as otherwise disclosed in the Disclosure Schedule, mortgage, pledge or encumber (other than by Permitted Encumbrances) any assets of such Partnership, except (A) liens for taxes not delinquent, (B) purchase money security interests in the ordinary course of such Partnership’s business, and (C) mechanics’ liens being disputed by such Partnership in good faith and by appropriate proceeding in the ordinary course of such Partnership’s business;
               (iii) Cause or permit any Partnership to change the existing use of any Property;
               (iv) Cause or take any action that would render any of the representations or warranties regarding the Properties as set forth on Exhibit C untrue in any material respect;
               (v) File an entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat any Partnership as an association taxable as a corporation for federal income tax purposes; or
               (vi) Make any distribution to its partners or members related to the Partnerships or the Properties except for any distribution of any Excluded Assets at or prior to the Closing as contemplated by this Agreement.
     Section 4.2 Tax Covenants.
          (a) The Contributors and the Operating Partnership shall provide each other with such cooperation and information relating to any of the Partnership Interests or the Properties as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, or (iii) conducting or defending any proceeding in respect of taxes. Such reasonable cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Operating Partnership shall promptly notify each Contributor upon receipt by the Operating Partnership or any of its affiliates of notice of (x) any pending or threatened tax audits or assessments with respect to the income, properties or operations of any of the Partnerships or with respect to any Property and (y) any pending or threatened federal, state, local or foreign tax audits or assessments of the Operating Partnership or any of its affiliates, in each case which may affect the liabilities for taxes of any of the Contributors with respect to any tax period ending before or as a result of the Closing. Each Contributor shall promptly notify the Operating Partnership in writing upon receipt by such Contributor or any of its affiliates of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of any of the Partnerships or with respect to any Property. Each of the Operating Partnership and the Contributors may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date, provided, that the Contributors shall have the right to control the conduct of any such audit or proceeding or portion thereof with respect to income taxes attributable to periods, or portions thereof, ending on or prior to the Closing Date, and the Operating Partnership shall have the right to control any other audits and proceedings.
          (b) The Operating Partnership shall prepare or cause to be prepared and file or cause to be filed all tax returns of the Partnerships or their subsidiaries which are due after the Closing Date. To the extent such returns relate to a period prior to or ending on the Closing Date, such tax returns (including, for the avoidance of doubt, any amended tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law. To the extent such tax returns relate to income taxes attributable to a period prior to or ending on the Closing Date, no later than thirty (30) days prior to the due date (including extensions) for filing such returns, the Operating Partnership shall deliver such income tax returns to the Contributors for their review and approval, which approval shall not be unreasonably conditioned or withheld.
          (c) With respect to each Property that is contributed to the Operating Partnership pursuant to this Agreement, the Operating Partnership and each Contributor agree that the Operating Partnership shall use the “traditional method,” as described in Section 1.704-3(b) of the Treasury Regulations promulgated under the Code, to make allocations of taxable income and loss among the partners of the Operating Partnership.
ARTICLE 5.
WAIVERS AND CONSENTS
     Effective upon the Closing of the contribution and exchange of the Partnership Interests pursuant to Articles 1 and 2 herein, each Contributor waives and relinquishes all rights and benefits otherwise afforded to such Contributor under any Partnership Agreement, including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, and any right to consent to or approve of the sale or contribution by the other partners or members of each Partnership of their Partnership Interests to the Operating Partnership, the Company or any direct or indirect subsidiary thereof and any and all notice provisions related thereto, except for any rights and benefits retained by the Contributors in connection with the Excluded Assets.
ARTICLE 6.
MISCELLANEOUS
     Section 6.1 Further Assurances. The Contributors and the Operating Partnership shall take such other actions and execute such additional documents following the Closing as the other may reasonably request in order to effect the transactions contemplated hereby.
     Section 6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 6.3 Governing Law. This Agreement shall be governed by the internal laws of the State of New York, without regard to the choice of laws provisions thereof.
     Section 6.4 Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.
     Section 6.5 Entire Agreement. This Agreement, the exhibits and schedules hereto constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, as the case may be. Exhibit C is incorporated in this Agreement by reference in its entirety, such that reference to this “Agreement” shall automatically include Exhibit C, and is subject to all of the provisions of this Article 6.
     Section 6.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect.

     Section 6.7 Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.
     Section 6.8 Third Party Beneficiary. Except as may be expressly provided or incorporated by reference herein, including, without limitation, the indemnification provisions hereof, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity.
     Section 6.9 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.
     Section 6.10 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by nationally recognized overnight delivery service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.10):
(a)	if to the Company or to the Operating Partnership to:
CoreSite Realty Corporation
1050 17th Street, Suite 800
Denver, CO 80265
Attention: General Counsel
Facsimile: (877) 296-8110
(b)	if to any of the Contributors:
c/o The Carlyle Group
1001 Pennsylvania Avenue, N.W., Suite 220
Washington, D.C. 20004
Attention: George Ruhlen and Rainey Hoffman
Facsimile: (202) 347-9250
     Section 6.11 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors. Except to the extent attributable to a breach by the Operating Partnership of any tax-related representations, warranties or covenants set forth in this Agreement or any Exhibit to this Agreement, the Operating Partnership shall not be liable for any damages resulting from a successful challenge of the treatment or characterization by any taxing authority of the transactions contemplated herein.

     Section 6.12 Equitable Remedies; Limitation on Damages. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in New York (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement.
     Section 6.13 Several Liability. It is understood and acknowledged that to the extent any Contributor makes a representation, warranty or covenant hereunder, or assumes liability, the same is made or assumed by such Contributor severally, and not jointly or jointly and severally with any other Contributor.
[signature page to follow]

     IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.
“OPERATING PARTNERSHIP”
CoreSite, L.P.,
a Delaware limited partnership
By: CoreSite Realty Corporation,
a Maryland corporation
Its: General Partner

By:
Name:
Title:

“COMPANY” CoreSite Realty Corporation, a Maryland corporation
By:
Name:
Title:

“CONTRIBUTORS”
___________________________
___________________________

EXHIBIT C
TO
CONTRIBUTION AGREEMENT
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

ARTICLE 1 — ADDITIONAL DEFINED TERMS
     For purposes of this Exhibit C, the following terms have the meanings set forth below. Terms which are not defined below shall have the meaning set forth for those terms as defined in the Agreement to which this Exhibit C is attached:
     Actions: Means all actions, litigations, complaints, charges, accusations, investigations, petitions, suits, arbitrations, mediations or other proceedings, whether civil or criminal, at law or in equity, or before any arbitrator or Governmental Entity.
     Agreement: Means the Contribution Agreement to which this Exhibit C is attached.
     Disclosure Schedule: Means that disclosure schedule attached as Appendix A to the Agreement.
     Colocation Business: Means the colocation space licensing business at the Properties
     Entity: Means with respect to each Contributor, each Partnership that is owned by such Contributor as of the date hereof and each partnership, limited liability company or other legal entity that is owned directly or indirectly by such Partnership.
     Environmental Law: Means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, demands, approvals, authorizations and similar items of any Governmental Entity and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment as in effect on the Closing Date, including but not limited to those pertaining to reporting, licensing, permitting, investigation, removal and remediation of Hazardous Materials, including without limitation: (x) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251), the Safe Drinking Water Act (42 U.S.C. 300f et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Endangered Species Act (16 U.S.C. 1531 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 11001 et seq.), and (y) applicable state and local statutory and regulatory laws, statutes and regulations pertaining to Hazardous Materials.
     Environmental Permits: Means any and all licenses, certificates, permits, directives, requirements, registrations, government approvals, agreements, authorizations, and consents that are required under or are issued pursuant to any Environmental Laws.
     Governmental Entity: Means any governmental agency or quasi-governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
     Hazardous Material: Means any substance:

Exhibit C-1

     (i) the presence of which requires investigation or remediation under any Environmental Law action or policy, administrative request or civil complaint under the foregoing or under common law; or
     (ii) which is controlled, regulated or prohibited under any Environmental Law as in effect as of the Closing Date, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or
     (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and as of the Closing Date is regulated by any Governmental Entity; or
     (iv) the presence of which on, under or about, a Property poses a hazard to the health or safety of persons on or about such Property; or
     (v) which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or asbestos or asbestos-containing materials or urea formaldehyde foam insulation; or
     (vi) radon gas.
     Indemnifying Party: Means any party required to indemnify any other party under Section 3.2 of this Exhibit C.
     Knowledge: Means, with respect to each Contributor, the actual knowledge, without inquiry or duty of inquiry, of Robert Stuckey, George Ruhlen, Rainey Hoffman, Thomas Levy, Leo Krusius, Barbara Murphy, Christian Forbes, Rob Konigsberg, or David Daniel.
     Liens: Means, means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest or any preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any obligations under capital leases having substantially the same economic effect as any of the foregoing.
     Permitted Encumbrances: Means:
     (a) Liens securing Taxes, the payment of which (i) is not delinquent or (ii) is actively being contested in good faith by appropriate proceedings;
     (b) Zoning laws and ordinances applicable to the Properties which are not violated by the existing structures or present uses thereof or the transfer of the Properties;
     (c) Liens imposed by laws, such as carriers’, warehousemen’s and mechanics’ liens, and other similar liens arising in the ordinary course of business which secure payment of obligations arising in the ordinary course of business not more than 60 days past due or which are being contested in good faith by appropriate proceedings diligently pursued;
     (d) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present use of such real property or that are on any title commitment or title insurance policy that has been made available to, or is in the possession of, the Operating Partnership; and

Exhibit C-2

     (e) the Liens of all Existing Loan Documents.
     Person: Means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity.
     Prospectus: Means the Company’s final prospectus, as delivered to investors in the Public Offering (including, without limitation, the pro forma financial statements contained therein and any matters for which a reserve has been established as reflected in such pro forma financial statements).
     REIT Shares: Shall have the meaning set forth in the OP Agreement.
     Release: Shall have the same meaning as the definition of “release” in the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) at 42 U.S.C. Section 9601(22), but not including the exclusions identified in that definition, at subparts (A) through (D).
     Tax or Taxes: Means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.
ARTICLE 2 — REPRESENTATIONS AND WARRANTIES
OF CONTRIBUTORS
     Except as set forth in the Disclosure Schedule or the Prospectus, each Contributor severally, and not jointly, represents and warrants to the Operating Partnership and the Company as set forth below in this Article 2 solely with respect to any Partnership Interest, Property or Entity, directly or indirectly contributed to the Operating Partnership by such Contributor or to another Contributor owned directly, or indirectly by the same real estate fund, which representations and warranties are true and correct as of the date hereof and will (except to the extent expressly relating to a specified date) be true and correct as of the Pre-Closing Date:
     2.1 Organization; Authority; Qualification. Each Entity contributed, directly or indirectly, by such Contributor is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation and each such Entity has the requisite power and authority to carry on its business as it is presently conducted and, to the extent required under applicable law, is qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its property make such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect. The Contributors have made available to the Operating Partnership true and correct copies of the organizational documents of each such Entity, with all amendments as in effect on the date of this Agreement (collectively, the “Organizational Documents”). Schedule 2.1 of the Disclosure Schedule lists each Entity, its jurisdiction of formation and each partner, member or other equity owner of such Entity as of the date hereof.
     2.2 Due Authorization. Such Contributor has the legal capacity to enter into this Agreement. The Agreement and each agreement, document and instrument executed and delivered by or on behalf of such Contributor pursuant to the Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Contributor, each enforceable against such Contributor in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

Exhibit C-3

     2.3 Consents and Approvals. Except as shall have been satisfied prior to the Closing Date and as set forth in Schedule 2.3 to the Disclosure Schedule, as of the date hereof, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by such Contributor or any Entity owned by such Contributor in connection with the execution, delivery and performance of the Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals or authorizations, the failure of which to obtain would not have a Material Adverse Effect.
     2.4 Ownership of the Partnership Interests and other Entities.
          (a) Except for the Partnership Interests being contributed to the Operating Partnership pursuant to this Agreement, no Partnership has issued any equity securities or other equity interests therein (including, without limitation, any securities convertible into or exchangeable or redeemable for any such equity securities or other equity interests) and there are no outstanding subscriptions, calls, warrants, options or commitments of any kind for the granting or issuance of any equity securities or other equity interests in any Partnership. Except as set forth in Schedule 2.4(a) to the Disclosure Schedule, each Contributor is the sole owner of the Partnership Interests being contributed by it, beneficially and of record, free and clear of any Liens of any nature and has full power and authority to convey the Partnership Interests, free and clear of any Liens, and, upon delivery of consideration for such Partnership Interests as herein provided, the Operating Partnership will acquire good title thereto, free and clear of any Liens other than any liens arising through the Operating Partnership. Except as set forth in Schedule 2.4(a) to the Disclosure Schedule, no Contributor has granted to any other Person any right to purchase, and there are no other agreements with respect to the voting or transfer of, any Partnership Interest held by such Contributor.
          (b) Schedule 2.4(b) sets forth the name and jurisdiction of organization if each Entity that is not a Partnership and the Partnership which, directly or indirectly, owns 100% of the equity interests therein. Except for the equity interests owned by the Partnership or another Entity that is 100% owned, directly or indirectly by such Partnership, no Entity has issued any equity securities or other equity interests therein (including, without limitation, any securities convertible into or exchangeable or redeemable for any equity securities) and there are no outstanding subscriptions, calls, warrants, options or commitments of any kind for the granting or issuance of any equity securities or other equity interests in such Entity. Except as set forth in Schedule 2.4(b) to the Disclosure Schedule, each of the Partnerships or other Entities designated as owning any of the equity interests on Schedule 2.4(b) is the sole owner of such equity interests, beneficially and of record, free and clear of any Liens (other than Permitted Liens). Except as set forth in Schedule 2.4(b) to the Disclosure Schedule, no Entity has granted to any other Person any right to purchase, and there are no other agreements with respect to the voting or transfer of, any equity securities issued by such Entity.
     2.5 No Violation. Except as shall have been cured to the satisfaction of the Operating Partnership, consented to or waived in writing by the Operating Partnership prior to the Closing Date or as set forth in Schedule 2.5 to the Disclosure Schedule, none of the execution, delivery or performance of the Agreement, any agreement contemplated thereby and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right adverse to the Operating Partnership of (A) the organizational documents, including the operating agreement, if any, of any Contributor or any of the Entities in which any Contributor holds an interest to be contributed hereunder, (B) any agreement, document or instrument to which any Contributor is a party or by which any Contributor or any Entity in which any Contributor holds an interest to be contributed hereunder, are bound, or (C) any term or provision of any judgment, order, writ, injunction, or decree, or require any approval, consent or waiver of, or make any filing with,

Exhibit C-4

any person or Governmental Entity or foreign, federal, state, local or other law binding on any Contributor or the Entities in which either Contributor holds an interest to be contributed hereunder, or by which any Contributor, Entity or any of their assets or properties are bound or subject; provided in the case of (B) and (C) above, unless any such violation, conflict, breach, default or right would not have a Material Adverse Effect.
     2.6 Non-Foreign Status. Each Contributor is a United States person (as defined in Section 7701(a)(30) of the Code), and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons, and is not subject to any state withholding requirements. Each Contributor will provide affidavits at the Closing to this effect as provided for in Section 2.3(d) of the Agreement.
     2.7 Investment Purposes. Each Contributor acknowledges its understanding that the offering and issuance of OP Units to be acquired pursuant to the Agreement are intended to be exempt from registration under the Securities Act of 1933, as amended and the rules and regulations in effect thereunder (the “Act”) and that the Operating Partnership’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of the Contributors contained herein. In furtherance thereof, each Contributor represents and warrants to the Company and the Operating Partnership as follows:
          2.7.1 Investment. Such Contributor is acquiring OP Units solely for its own account for the purpose of investment and as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of any thereof. Such Contributor agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (hereinafter, “Transfer”) any of the OP Units, unless (i) the Transfer is pursuant to an effective registration statement under the Act and qualification or other compliance under applicable blue sky or state securities laws, (ii) counsel for such Contributor (which counsel shall be reasonably acceptable to the Operating Partnership) shall have furnished the Operating Partnership with an opinion, reasonably satisfactory in form and substance to the Operating Partnership, to the effect that no such registration is required because of the availability of an exemption from registration under the Act, or (iii) the Transfer is otherwise permitted by the OP Agreement. The term “Transfer” shall not include any redemption or exchange of the OP Units for REIT Shares pursuant to Section [___] of the OP Agreement. Notwithstanding the foregoing, no Transfer shall be made unless it is permitted under the OP Agreement.
          2.7.2 Knowledge. Such Contributor is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the Federal securities laws and as described in the Agreement. Such Contributor is able to bear the economic risk of holding the OP Units for an indefinite period and is able to afford the complete loss of its investment in the OP Units; such Contributor has received and reviewed all information and documents about or pertaining to the Company, the Operating Partnership, the business and prospects of the Company and the Operating Partnership and the issuance of the OP Units, as such Contributor deems necessary or desirable, has had cash flow and operations data for the Properties made available by the Operating Partnership upon request and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the Company, the Operating Partnership, the Properties, the business and prospects of the Company and the Operating Partnership and the OP Units, which such Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the OP Units, and to conduct its own independent valuation of the Properties. Such Contributor has reviewed with its legal counsel and tax advisors the forms of the Articles of Amendment and Restatement, the form of which is attached hereto as Appendix B, the Amended and Restated Bylaws of the Company, the form of which is attached hereto as Appendix C (the “Amended and Restated Bylaws”), and the OP Agreement.

Exhibit C-5

          2.7.3 Holding Period. Such Contributor acknowledges that it has been advised that (i) the OP Units are not redeemable or exchangeable for cash or, at the option of the REIT, REIT Shares for a minimum of twelve (12) months, (ii) the OP Units issued pursuant to the Agreement, and any REIT Shares issued in exchange for, or in respect of a redemption of, the OP Units, are “restricted securities” (unless registered in accordance with applicable U.S. securities laws) under applicable federal securities laws and may be disposed of only pursuant to an effective registration statement or an exemption therefrom and such Contributor understands that the Operating Partnership has no obligation or intention to register any OP Units, except to the extent set forth in the Registration Rights Agreement; accordingly, such Contributor may have to bear indefinitely, the economic risks of an investment in such OP Units, (iii) a restrictive legend in the form hereafter set forth shall be placed on the OP Unit Certificates (and any certificates representing REIT Shares for which OP Units may, in certain circumstances, be exchanged or redeemed), and (iv) a notation shall be made in the appropriate records of the Operating Partnership indicating that the OP Units (and any REIT Shares for which OP Units may, in certain circumstances, be exchanged or redeemed) and are subject to restrictions on transfer.
          2.7.4 Accredited Investor. Such Contributor is an “accredited investor” (as such term is defined in Rule 501 (a) of Regulation D under the Act).
          2.7.5 Legend. Each OP Unit Certificate, if any, issued pursuant to the Agreement (and any certificates representing REIT Shares for which OP Units may, in certain circumstances, be exchanged or redeemed), unless registered in accordance with applicable U.S. securities laws, shall bear the following legend:
The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state and may not be sold, transferred or otherwise disposed of in the absence of such registration, unless, except in limited circumstances, the transferor delivers to the company an opinion of counsel satisfactory to the company, to the effect that the proposed sale, transfer or other disposition may be effected without registration under the Act and under applicable state securities or “Blue Sky” laws;
     In addition to the foregoing legend, each certificate (if any) representing any REIT Shares for which OP Units may, in certain circumstances, be exchanged or redeemed shall also bear a legend which generally provides the following:
The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Capital Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Capital Stock of the Corporation; (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 9.8% of the value of the total outstanding shares of Capital Stock of the Corporation; (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Sections 856(h)(1)(B) and 856(h)(3) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are

Exhibit C-6

violated, the shares of Capital Stock represented hereby, together with any dividends or distributions thereon will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.
     2.8 No Brokers. Except as set forth in Schedule 2.8 to the Disclosure Schedule, no Contributor nor any of their or their respective officers, directors or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Company, the Operating Partnership or any of their affiliates (including any of the Partnerships and/or Entities) to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by the Agreement.
     2.9 Taxes.
          (a) To each Contributor’s Knowledge, no Tax lien exists with respect to any Property contributed by such Contributor, except for Permitted Encumbrances. Copies of the real property Tax bills for such Property for the current Tax year have been furnished or made available to the Operating Partnership, and such Tax bills are true and correct copies of all of the real property Tax bills for such Tax year actually received with respect to each such Property by such Contributor or the Entities or their agents. Each Acquired Entity has timely and properly filed all Tax Returns required to be filed by it. All such Tax Returns are complete and accurate in all material respects. All material Taxes shown on any Tax Return of an Acquired Entity or with respect to each property have been paid or will be paid prior to the Closing Date or are being contested in good faith. No Acquired Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No deficiencies for any material amount of Taxes of any Acquired Entity or with respect to any Property have been claimed, proposed or assessed, in each case, in writing, by any Tax authority or other Governmental Entity. There are no audits, investigations, disputes, notices of deficiency or claims for any material amount of Taxes of any Acquired Entity or with respect to any Property pending or, to the Knowledge of either Contributor, threatened in writing in the last twelve months. The representations made in this Section 2.9(a) refer only to past activities and are not intended to serve as representations to, or a guarantee of, nor can they be relied on with respect to, Taxes attributable to any period (or portion thereof) beginning after, or Tax positions, taken after the Closing Date. Without limiting the foregoing, no Contributor makes any representation with respect to, nor shall any Contributor have any liability for any Taxes payable as a result of any reassessment completed following the Closing Date (whether as a result of the transactions contemplated hereby or otherwise) whether or not such reassessment applies retroactively to any period, or any portion of any period, prior to the Closing Date.
          (b) For federal income Tax purposes, each Entity being acquired by the Operating Partnership from such Contributor (each such entity, an “Acquired Entity”) is, and at all times during its existence has been a partnership or limited liability company taxable either (i) as a partnership (rather than an association or a publicly traded partnership taxable as a corporation) or (ii) a disregarded entity.

Exhibit C-7

     2.10 Litigation. Except as set forth in Schedule 2.10 to the Disclosure Schedule, there is no Action, litigation, claim or other proceeding, either judicial or administrative (including, without limitation, any governmental action or proceeding), pending or, to each Contributor’s Knowledge, threatened in writing in the last twelve months, against any Property, any Partnership Interests, any Contributor, or any of the Entities or that would reasonably be expected to adversely affect the Contributors’ ability to consummate the transactions contemplated hereby. No Contributor is bound by any outstanding order, writ, injunction or decree of any court, Governmental Entity or arbitration against or affecting all or any portion of its Partnership Interests, Partnership Interests, the Contributed Assets, or any Entity which in any such case would impair either Contributor’s ability to enter into and perform all of its obligations under the Agreement or would have a Material Adverse Effect.
     2.11 Compliance With Laws. In connection with the operation of the Properties, except as set forth in Schedule 2.11 to the Disclosure Schedule, to each Contributor’s Knowledge, the Properties contributed by such Contributor have been maintained and the Contributors have not received written notice that any such Property is not in compliance in all material respects with all applicable laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire safety, conservation, parking, Americans with Disabilities Act, zoning and building laws) whether federal, state or local, except where the failure to so comply would not have a Material Adverse Effect. Compliance with Environmental Laws is not addressed by this Section 2.11, but rather solely by Section 2.15.
     2.12 Real Property.
          (a) Except as described in Section 2.12(a) of the Disclosure Schedule, the Partnership or other Entity that owns each of the Properties that is designated as owned real property in the Prospectus has good and marketable title in fee simple to such Property free and clear of all Liens, except Permitted Encumbrances.
          (b) Except as described in Section 2.12(b) of the Disclosure Schedule, the Partnership or other Entity that leases each of the Properties that is designated as leased real property in the Prospectus has a valid leasehold interest in, and enjoys peaceful and undisturbed possession (consistent with historical use) of such real property, in each case free and clear of all Liens, except Permitted Encumbrances. No Entity has received any written notice of any material uncured default under any of the real property leases pursuant to which it leases such properties, and to the Contributors’ knowledge there is no material uncured default by any landlord thereunder, except in each case as would not reasonably be expected to have a Material Adverse Effect.
     2.13 Eminent Domain. There is no existing or, to each Contributor’s Knowledge, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, in respect of all or any material portion of the Properties contributed by such Contributor.
     2.14 Licenses and Permits. Except as set forth in Schedule 2.14 to the Disclosure Schedule, to each Contributor’s Knowledge, all licenses, permits or other governmental approvals (including certificates of occupancy) required to be obtained by the owner of any Property contributed by such Contributor in connection with the construction, use, occupancy, management, leasing and operation of such Properties have been obtained and are in full force and effect and in good standing, except for those licenses, permits and other governmental approvals, the failure of which to obtain or maintain in good standing would not have a Material Adverse Effect.
     2.15 Environmental Compliance. To each Contributor’s Knowledge, except as may be disclosed in Schedule 2.15 to the Disclosure Schedule or the environmental reports listed therein (the

Exhibit C-8

“Environmental Reports”) (true and correct copies of which have been made available to the Operating Partnership), the Properties contributed by such Contributor are currently in compliance with all Environmental Laws and Environmental Permits, except where the failure to so comply would not have a Material Adverse Effect. No Contributor has received any written notice from the United States Environmental Protection Agency or any other federal, state, county or municipal entity or agency that regulates Hazardous Materials or public health risks or other environmental matters or any other private party or Person claiming any current violation of, or requiring current compliance with, any Environmental Laws or Environmental Permits or demanding payment or contribution for any Release or other environmental damage in, on, under, or upon any of the Properties. No litigation in which such Contributor or any Acquired Entity is a named party is pending with respect to Hazardous Materials located in, on, under or upon any of the Properties, and, to such Contributor’s Knowledge, no investigation in such respect is pending and no such litigation or investigation has been threatened in writing in the last twelve months by any Governmental Entity or any third party. To such Contributor’s Knowledge, except as may be disclosed in Schedule 2.15 to the Disclosure Schedule or the Environmental Reports, there are no environmental conditions existing at, on, under, upon or affecting the Properties or any portion thereof that would reasonably be likely to result in any claim, liability or obligation under any Environmental Laws or Environmental Permit or any claim by any third party that would have a Material Adverse Effect.
     2.16 Material Customer Leases. With respect to each Property, the leases, licenses, subleases, tenancies, possession agreements and occupancy agreements with tenants, subtenants or licensees of such Property that individually constitute more than [ ]% of the aggregate revenues of the Operating Partnership on a pro forma basis after giving effect to the transactions contemplated hereby (the “Material Leases”) are identified on Schedule 2.16 to the Disclosure Schedule. To each Contributor’s Knowledge, such Leases are in full force and effect, except as indicated otherwise in Schedule 2.16 to the Disclosure Schedule or the rent roll in the possession of the Operating Partnership on the date hereof. To each Contributor’s Knowledge, except as set forth in Schedule 2.16 to the Disclosure Schedule or the rent roll in the possession of the Operating Partnership on the date hereof, no monetary or material non-monetary default (beyond applicable notice and cure periods) by any party exists under any such Material Lease. To each Contributor’s Knowledge, no tenants under any of such Material Leases is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings.
     2.17 Tangible Personal Property. Except as set forth in Schedule 2.17 to the Disclosure Schedule or as would not have a Material Adverse Effect, to each Contributor’s Knowledge, each Entity’s interests in any fixtures or personal property that are reflected on the financial statements of such Entity as owned by such Entity, are owned free and clear of all Liens other than Permitted Encumbrances.
     2.18 Existing Loans. Schedule 2.18 to the Disclosure Schedule lists all secured loans presently encumbering the Properties or any direct or indirect interest in any Entity held by the Contributors, and any unsecured loans relating thereto to be assumed by the Operating Partnership or any subsidiary of the Operating Partnership at Closing, as of the date hereof (the “Disclosed Loans”), the approximate outstanding aggregate principal balance of which is $___as of the date hereof. To each Contributor’s Knowledge, the Disclosed Loans and the documents entered into in connection therewith (collectively, the “Disclosed Loan Documents”) are in full force and effect as of the date hereof. To each Contributor’s Knowledge, no monetary or material non-monetary default (beyond applicable notice and cure periods) by any party exists under any of such Disclosed Loan Documents. True and correct copies of the existing Disclosed Loan Documents have been made available to the Operating Partnership.
     2.19 Zoning. Except as set forth on Schedule 2.19 to the Disclosure Schedule, the Contributors have not received (i) any written notice (which remains uncured) from any Governmental

Exhibit C-9

Entity stating that any of the Properties is currently violating any zoning, land use or other similar rules or ordinances in any material respect, or (ii) any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of any of the Properties or any portion thereof except, in each case as would not have a Material Adverse Effect.
     2.20 Exclusive Representations. Except as set forth above in this Exhibit C, the Contributors make no representation or warranty of any kind, express or implied, in connection with all or any of the Property, the Partnership Interests, or any Entity, and each of the Operating Partnership and the Company acknowledges that it has not relied upon any other such representation or warranty. Except as set forth in Section 3.2(e) of the Agreement, each Contributor acknowledges that no representation or warranty has been made by the Company or the Operating Partnership with respect to the legal and tax consequences of the transfer to the Operating Partnership of such Contributor’s Property, Partnership Interests, Partnership Interests, Contributed Assets, Assumed Agreements, or Assumed Liabilities, nor with respect to either Contributor’s receipt of OP Units as consideration therefor. Each Contributor acknowledges that it has not relied upon any other such representation or warranty.
ARTICLE 3 — INDEMNIFICATION
     3.1 Survival Of Representations And Warranties; Remedy For Breach.
          (a) Subject to Section 3.6 of this Exhibit C, all representations and warranties contained in this Exhibit C (as qualified by the Disclosure Schedule) or in any Schedule, Exhibit, certificate or affidavit delivered pursuant to the Agreement shall survive the Closing.
          (b) Notwithstanding anything to the contrary in the Agreement or this Exhibit C, following the Closing and issuance of OP Units to the Contributors, no Contributor shall be liable under this Exhibit C or the Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties, covenants and obligations contained in this Exhibit C or the Agreement (other than the covenants and obligations set forth in Section 2.5 thereof) or in any Schedule, Exhibit, certificate or affidavit delivered by it pursuant thereto, other than pursuant to the succeeding provisions of this Article 3, which, except as provided in Section 6.11 of the Agreement, shall be the sole and exclusive remedy with respect thereto. In furtherance of the foregoing provision relating to exclusive remedy, each of the Operating Partnership and the Company hereby expressly waives any rights or claims it may have to pursue any remedy against the Contributors or any of their affiliates following the Closing and issuance of OP Units to the Contributors, whether under statute or common law, including, without limitation, any rights arising under any Environmental Law, other than (i) as provided in this Article 3 or in Section 6.11 of the Agreement, and (ii) with respect to the covenants and obligations described in Section 2.5 of the Agreement. In no event shall the constituent members, partners, employees, officers, directors, managers, advisers, agents or representatives of any Contributor, or of any Entity, be liable for monetary damages (or otherwise) for any breach of any of the representations, warranties, covenants and obligations contained in this Exhibit C or the Agreement or in any Schedule, Exhibit, certificate or affidavit delivered by the Contributors or any Entity pursuant thereto.
     3.2 General Indemnification.
          (a) From and after the Closing Date, each Contributor shall severally, and not jointly (as determined below), indemnify, hold harmless and defend the Operating Partnership and the Company (each of which is an “Indemnified Party”) from and against any and all Losses asserted against, imposed upon or incurred by the Indemnified Party, to the extent resulting from any breach of a representation, warranty or covenant of the Contributors contained in the Agreement (as qualified by all items set forth in the Prospectus and the Disclosure Schedule and including, without limitation, this Exhibit C), or in any

Exhibit C-10

Schedule, Exhibit, certificate or affidavit delivered by the Contributors pursuant thereto. In each case, the Contributors shall only bear the fees, costs or expenses in connection with the employment of one counsel (regardless of the number of Indemnified Parties).
          (b) With respect to any claim of an Indemnified Party pursuant to this Section 3.2, to the extent available, the Operating Partnership agrees to use diligent good faith efforts to pursue and collect any and all available proceeds and benefits of any right to defense under any insurance policy which covers the matter which is the subject of the indemnification prior to seeking indemnification from any Contributor until all proceeds and benefits, if any, to which the Operating Partnership or the Indemnified Party is entitled pursuant to such insurance policy have been exhausted; provided, however, that the Operating Partnership may make a claim under this Section 3.2 even if an insurance coverage dispute is pending, in which case, if the Indemnified Party later receives insurance proceeds with respect to any Losses paid by any Contributor for the benefit of any Indemnified Party, then the Indemnified Party shall reimburse such Contributor in an amount equivalent to such proceeds in excess of any deductible amount pursuant to Section 3.5(a) of this Exhibit C up to the amount actually paid (or deemed paid) by such Contributor to the Indemnified Party in connection with such indemnification (it being understood that all costs and expenses incurred by the Contributors with respect to insurance coverage disputes shall constitute Losses paid by the Contributors for purposes of Section 3.2(a) of this Exhibit C).
     3.3 Pledge Agreement. At the IPO Closing, each Contributor shall execute a Pledge Agreement (in the form of Exhibit G to the Agreement) pursuant to which such Contributor’s indemnity contained in this Article 3 shall be secured by a pledge of such Contributor’s OP Units equal to 10% of such Contributor’s OP Unit Consideration, and which pledge will be in full satisfaction of any indemnification obligations of such Contributor contained in this Article 3.
     3.4 Notice and Defense of Claims. As soon as reasonably practicable after receipt by the Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Article 3, the Indemnified Party shall give notice thereof to the Contributors, including liabilities or claims to be applied against the indemnification deductible established pursuant to Section 3.5 hereof; provided that failure to give notice to the Contributors will not relieve any Contributor from any liability which it may have to any Indemnified Party, unless, and only to the extent that, such failure (a) shall have caused prejudice to the defense of such claim or (b) shall have materially increased the costs or potential liability of the Contributors by reason of the inability or failure of any Contributor (due to such lack of prompt notice) to be involved in any investigations or negotiations regarding any such claim. Such notice shall describe in reasonable detail the facts known to such Indemnified Party giving rise to such claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by law, such Indemnified Party shall deliver to such Contributor, promptly after such Indemnified Party’s receipt thereof, copies of all notices and documents received by such Indemnified Party relating to such claim. The Indemnified Party shall permit the Contributors, at their own option and expense, to assume the defense of any such claim by counsel selected by the Contributors and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, however, that the Indemnified Party may at all times participate in such defense at its sole expense; and provided further, however, that no Contributor shall, in defense of any such claim, except with the prior written consent of the Indemnified Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to all Indemnified Parties a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages which are paid (or deemed paid) in full by the Contributors. If the Contributors have not undertaken such defense within 30 days after such notice, or within such shorter time as may be reasonable under the circumstances to the extent required by applicable law, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on

Exhibit C-11

behalf of and for the account of the Contributors and at their sole cost and expense (subject to the limitations in Section 3.5); provided, however, that no Contributor will be obligated to indemnify the Indemnified Parties for any compromise or settlement entered into without each Contributor’s prior written consent, which consent shall not be unreasonably withheld or delayed.
     3.5 Limitations on Indemnification Under Section 3.2(a).
          (a) No Contributor shall be liable under Section 3.2(a) hereof unless and until the total amount recoverable by the Indemnified Parties from the Contributors under Section 3.2(a) exceeds one percent (1%) of the value of the aggregate OP Unit Consideration (valuing such OP Units based upon the initial public offering price of the Common Stock) and then only to the extent of such excess.
          (b) Notwithstanding anything contained herein to the contrary, (i) the maximum aggregate liability of the Contributors under Section 3.2(a) hereof shall not exceed ten percent (10%) of the value of the Contributors’ aggregate OP Unit Consideration, and (ii) to the extent any such liability is directly related to or arises from a specific Property, such maximum aggregate liability shall not exceed ten percent (10%) of the value of the Contributors’ aggregate OP Unit Consideration in respect of the applicable Property (valuing such OP Units based upon the initial public offering price of the Common Stock).
          (c) It is the intention of the parties hereto, that each Contributor shall only be liable for breaches of representations made by such Contributor and by any other Contributor that is directly or indirectly owned by the same real estate fund (i.e., Carlyle Partners II, Carlyle Realty Partners II, Carlyle Realty Partners III, Carlyle Realty Partners IV and Carlyle Realty Partners V) and not for breaches of representations made by any Contributor that is directly or indirectly owned by any other real estate fund. Accordingly, the aggregate liability for any claims properly asserted against all of the Contributors owned by any such fund shall be 10% of the aggregate OP Unit Consideration received by all of the Contributors owned by such fund,
          (c) Notwithstanding anything contained herein to the contrary, before taking recourse against any assets of the Contributors and subject to the limitations set forth in the following sentence, the Indemnified Parties shall look, first to available insurance proceeds (including without limitation any title insurance proceeds, if applicable) pursuant to Section 3.2(b) above, and then to the Contributors’ OP Units pledged pursuant to the Pledge Agreement, for indemnification under this Article 3, valuing such OP Units based upon the initial public offering price of the Common Stock (and agree to treat any return of OP Units as an adjustment to the consideration delivered to the Contributors pursuant to the Formation Transactions). Following the Closing and the issuance of OP Units to the Contributors, no Indemnified Party shall have recourse to any other assets of the Contributors other than the OP Units pursuant to the Pledge Agreement, and to the extent applicable, any relevant title insurance policies, if any. Notwithstanding anything to the contrary in this Agreement, the Contributors shall not be liable to the Indemnified Parties for any indirect, special or consequential damages, loss of profits, loss of value or other similar speculative damages asserted or claimed by the Indemnified Parties.
     3.6 Limitation Period.
          (a) Notwithstanding the foregoing, any claim for indemnification under Section 3.2 hereof must be asserted in writing by the Indemnified Party, stating the nature of the Losses and the basis for indemnification therefor on or prior to the first (1st) anniversary of the Closing.
          (b) Subject to Section 3.6(a), if asserted in writing on or prior to first (1st) anniversary of the Closing, any claims for indemnification pursuant to Section 3.2 shall survive until

Exhibit C-12

resolved by mutual agreement between the Contributors and the Indemnified, and any claim for indemnification pursuant to Section 3.2 not so asserted in writing on or prior to the first (1st) anniversary of the Closing shall not thereafter be asserted and shall forever be waived.

Exhibit C-13